CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the inclusion of our report dated January 15, 2000, on the consolidated financial statements of Biorelease Corp. and Subsidiary for the year ended June 30, 1998, in its form S-4 Registration Statement, and to the reference to us under the caption "Experts" contained in the Prospectus.


Ferrari & Associates, P.C.
Lithchfield, New Hampshire
January 17, 2000